Exhibit 16.1

(To be typed on firm letterhead)

May 4, 2015

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We are currently Campus Crest Communities, Inc.’s (the “Company’s”) independent auditors, and under the date of March 31, 2015, we reported on the consolidated financial statements of Campus Crest Communities, Inc. as of and for the years ended December 31, 2014 and 2013, and the effectiveness of internal control over financial reporting as of December 31, 2014. On April 28, 2015, we notified the Company that upon the completion of our review of the Company’s condensed consolidated financial statements as of and for the three months ended March 31, 2015, and the filing of the related Quarterly Report on Form 10-Q, we declined to stand for reelection as the independent registered public accounting firm for the Company. We have read Campus Crest Communities, Inc.’s statements included under Item 4.01 of its Form 8-K dated May 4, 2015, and we agree with such statements, except that we are not in a position to agree or disagree with Campus Crest Communities, Inc.’s statements that (1) the Company’s Audit Committee has commenced a process to select a new accounting firm to serve as the Company’s independent registered public accounting firm and (2) the Company’s Board of Directors and the Company’s management are focused on improving the Company’s internal controls and processes and remediating the underlying causes of the identified material weaknesses.

Very truly yours,

(Signed) KPMG LLP